UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934.

Date of Report: June 7, 2017 (Date of earliest event reported)

SciClone Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-19825	94-3116852
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

950 Tower Lane, Suite 900, Foster City, CA	94404 (Zip Code)
(Address of principal executive offices)

(650) 358-3456

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On June 7, 2017, SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Silver Biotech Investment Limited, a company organized under the laws of the Cayman Islands (“Holdco”), and Silver Delaware Investment Limited, a Delaware corporation and wholly owned subsidiary of Holdco (“Merger Sub”), under which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and subsidiary of Holdco. The Merger Agreement has been unanimously approved by the Company’s Board of Directors.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) shares of the Common Stock that are held by the Company, Holdco or Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Holdco, including the shares held by GL Capital (as defined below), and (ii) certain shares of the Common Stock with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the General Corporation Law of the State of Delaware as to appraisal rights) shall be converted into the right to receive $11.18 in cash, without interest (the “Merger Consideration”).

At the Effective Time, each award of time-based restricted stock units and performance-based restricted stock units (whether vested or unvested) will be cancelled and extinguished without payment, except as provided by the Merger Agreement with respect to any required deferred payment. At the Effective Time, each stock option that is vested and unexercised as of immediately prior to the Effective Time will be cancelled and converted into the right to receive from the Company a cash payment (without interest) equal to the product of (i) the excess, if any, of (x) the Merger Consideration over (y) the per share exercise price of such stock option and (ii) the number of shares of Common Stock subject to such stock option as of the Effective Time. Except as otherwise provided in the preceding sentence, each outstanding and unexercised stock option as of the Effective Time shall be cancelled and extinguished without payment.

The Merger will be financed through a combination of equity financing to be provided by the Holdco, and debt financing expected to be arranged by Minsheng Bank, the proceeds of which, in addition to the Company’s available cash, will be sufficient for Holdco and Merger Sub to pay the aggregate Merger Consideration and all related fees and expenses. Holdco will obtain the funds to provide the equity financing from an equity ownership consortium including GL Capital Management GP Limited, Bank of China Group Investment Limited, CDH Investments, Ascendent Capital Partners II, L.P. and Boying (collectively, the “Buyer Consortium”). Holdco has secured commitments for the debt financing to be provided to it that are subject to certain closing conditions. The Merger Agreement does not contain a financing condition.

Consummation of the Merger is expected to occur in 2017 and is subject to certain customary closing conditions including, among others, the absence of certain legal impediments and approval by the Company’s stockholders.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of its business between the execution of the Merger Agreement and the Effective Time.

The Merger Agreement contains certain termination rights for the Company and Holdco. Upon termination of the Merger Agreement, the Company may be required to pay Holdco a termination fee, or Holdco may be required to pay the Company a reverse termination fee, depending on the circumstances under which the Merger Agreement is terminated. Concurrently with the execution of the Merger Agreement, Holdco has deposited shares of Common Stock equal to approximately $7.2 million of the aggregate Merger Consideration into an escrow account with Computershare Trust Company, N.A., and has agreed to make a further deposit of approximately $24.4 million within 21 calendar days of the execution of the Merger Agreement, in order to secure the reverse termination fee that may become payable by Holdco to the Company.

The Company will be required to pay a termination fee of approximately $15.8 million to Holdco if the Merger Agreement is terminated because, among other things, (i) the Company enters into an alternative definitive agreement in respect of a superior proposal, (ii) the Company’s Board of Directors fails to recommend the Merger or changes its recommendation to stockholders with respect to the Merger, or (iii) the Company’s is in receipt of a competing bid, Holdco terminates the Agreement due to (x) Company’s failure to obtain stockholder consent, (y) material breach of the Agreement by the Company or (z) material breach by Company of no-shop, and the Company accepts the competing bid within 12 months.

In addition, the Agreement includes a 60 day go-shop period and the provides that the Company may continue negotiating with certain excluded parties until the Company stockholder vote. Any termination resulting from superior proposal received during “go-shop” period or from excluded party is subject to a reduced Company termination fee of approximately $7.9 million. Following the go-shop period and subject to the rights of excluded parties, the Company is also subject to customary restrictions on its ability to solicit proposals from, and hold discussions and negotiations with, third parties regarding alternative acquisition proposals, subject to certain exceptions to allow the Company’s Board of Directors to fulfill its fiduciary duties.

Holdco will be required to pay the Company a reverse termination fee of approximately $31.6 million if the Merger Agreement is terminated because of any reason other than failure to obtain regulatory approvals, provided that Holdco will have a one month extension of the termination date if required to secure debt financing and all other conditions are met. Holdco will be obligated to pay the Company the termination fee approximately $21.0 million, if the Merger Agreement is terminated based upon, among other things, (i) a final and non-appealable injunction or law preventing consummation of Merger (as long as injunction not caused by Company’s material breach of agreement or new law after date of the agreement), (ii) if all conditions are met by Company and transaction has not closed by the termination date or (iii) agreement is terminated due to Holdco’s failure to obtain any regulatory approvals provided that Company has met conditions and committed in writing it is ready to close. In addition, Holdco will be required to pay the Company a reverse termination fee of approximately $7.2 million (in the form of 646,942 shares of Company common stock deposited into an escrow account at the date of signing of the Agreement) if the Merger Agreement is terminated by the Company based upon Holdco failing to cause a supplemental amount of approximately $24.3 million in cash to be deposited into the escrow account within 21 calendar days of the date of the Agreement, in order to secure the reverse termination fee that may become payable by Holdco to the Company.

Holdco and Merger Sub are affiliates of GL Trade Investments Limited (“GL Capital”), a holder of approximately 9.2% of the Company’s Common Stock. Currently with the execution of the Merger Agreement, GL Capital is entering into a rollover agreement with Holdco and Silver Biotech Holding Limited, a company organized under the laws of the Cayman Islands and sole shareholder of Holdco (“Topco”), pursuant to which GL Capital is agreeing, among other things, to contribute all of the shares of Common Stock beneficially owned by it to Holdco immediately prior to the Effective Time in exchange for newly issued shares of Topco.

The Merger Agreement has been provided solely to inform investors of its terms. It is not intended to provide any other factual information about the Company. In particular, the representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates, and solely for the benefit of the parties to the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and may be qualified by certain confidential disclosures not reflected in the text of the Merger Agreement. Moreover, certain representations, warranties and covenants in the Merger Agreement may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s stockholders or other investors, and may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting Agreement

On June 7, 2017, GL Capital entered into a Voting and Support Agreement with the Company (the “Voting Agreement”), pursuant to which, subject to the terms and condition set forth in the Voting Agreement, GL Capital has agreed to, among other things, vote all shares of Common Stock held by it in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the Merger and to vote against, among other things, any other acquisition proposal or other proposal, action or agreement that would impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the transactions contemplated by the Merger Agreement. The Voting Agreement also restricts GL Capital, among other things, from transferring or agreeing to transfer any of the common stock owned by GL Capital during its term, except in connection with the rollover or escrow. GL Capital currently holds an aggregate of 4,750,116 shares of Common Stock, comprising approximately 9.2% of the outstanding shares of the Common Stock, which are subject to the Voting Agreement.

The Voting Agreement terminates upon the earlier to occur of the completion of the Merger, the termination of the Merger Agreement in accordance with its terms, an adverse recommendation change by the Company’s Board or the mutual agreement of the Company and GL Capital.

The foregoing description of the Merger Agreement, the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement and the Voting Agreement, attached as Exhibit 2.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K, which are incorporated herein by reference.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company or the solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving the Company and the Buyer Consortium. The proposed merger of the Company will be submitted to the stockholders of the Company for their consideration. In connection therewith, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a definitive proxy statement. However, such documents are not currently available. The definitive proxy statement will be mailed to the stockholders of the Company. BEFORE MAKING ANY VOTING OR ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement, any amendments or supplements thereto and other documents containing important information about the Company, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at www.sciclone.com under the heading “SEC Filings” in the “Investors and Media” portion of the Company’s website. Stockholders of the Company may also obtain a free copy of the definitive proxy statement and any filings with the SEC that are incorporated by reference in the definitive proxy statement by contacting the Company’s Investor Relations Department at (650) 358-1447.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from the Company’s stockholders in favor of the proposed transaction. Information about the Company’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of the Company’s stockholders generally, will be included in the proxy statement to be filed with the SEC in connection with the proposed transaction. Additional information about these directors and executive officers is available in the Company’s proxy statement for its 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2017, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on March 9, 2017. To the extent that holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Item 8.01.	Other Events

On June 8, 2017, Holdco and the Company issued a press release announcing execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

This Current Report on Form 8-K, and the documents to which the Company refers you in this communication, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements. Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which the Company has no control. Those risks include, without limitation (i) the risk that the proposed transaction may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the risk that the Buyer Consortium may fail to obtain financing, and notwithstanding that receipt of financing is not a closing condition, that the closing may not occur if Buyer Consortium is unable to secure adequate financing, (iii) the failure to satisfy all of the closing conditions of the proposed transaction, including the adoption of the definitive agreement by the Company’s stockholders, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement, (v) the effect of the announcement or pendency of the proposed transaction on the Company’s business, operating results, and relationships with customers, suppliers and others, (vi) risks that the proposed transaction may disrupt the Company’s current plans and business operations, (vii) potential difficulties retaining employees as a result of the proposed transaction, (viii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (ix) the outcome of any legal proceedings that may be instituted against the Company related to the definitive agreement or the proposed transaction. In addition, the Company’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: the Company’s substantial dependence on sales of ZADAXIN in China; the dependence of the Company’s revenues on obtaining or maintaining regulatory licenses and compliance with other country-specific regulations, including renewing the Company’s drug import license for ZADAXIN; risks and uncertainties relating to Chinese government actions intended to reduce pharmaceutical prices such as the reduction in some provinces of the governmentally permitted maximum listed price for the Company’s products and increased oversight of the health care market and pharmaceutical industry; risks related to existing and future pricing pressures on our products, particularly in China; SciClone’s ability to implement and maintain controls over its financial reporting; actual or anticipated fluctuations in the Company’s operating results, some of which may result from undertaking new clinical development projects, or from licensing or acquisition-related expenses including up-front fees, milestone payments, and other items; the Company’s ability to successfully develop or commercialize its products; risks related to the impact of the Company’s efforts to in-license or acquire other pharmaceutical products for marketing in China and other markets; the Company’s dependence of its current and future revenue and prospects on third-party license, promotion or distribution agreements, including the need to renew such agreements, enter into similar agreements, or end arrangements that SciClone does not believe are beneficial; risks relating to operating in China, including risk due to changes in regulatory environment, slow payment cycles and changes to economic conditions including currency exchange fluctuations; uncertainty in the prospects for unapproved products, including uncertainties as to pricing and competition and risks relating to the clinical trial process and related regulatory approval process and the process of initiating trials at, and enrolling patients at, clinical sites. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC, including but not limited to the risks described in SciClone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger by and among Company, Holdco and Merger Sub dated June 7, 2017

10.1	Voting Agreement by and between GL Capital and Company dated June 7, 2017

99.1	Press Release dated June 8, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 8, 2017	SCICLONE PHARMACEUTICALS, INC.

	BY:	/s/ Wilson W. Cheung
Wilson W. Cheung

Chief Financial Officer and Senior Vice President, Finance

Exhibit Index

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger by and among Company, Holdco and Merger Sub dated June 7, 2017

10.1	Voting Agreement by and between GL Capital and Company dated June 7, 2017

99.1	Press Release dated June 8, 2017